EXHIBIT 99.1
n e w s     r e l e a s e
QLT ANNOUNCES ENCOURAGING PHASE II DATA
FROM CORE STUDY OF PUNCTAL PLUG DRUG DELIVERY SYSTEM
Sustained release treatment leads to reduction in IOP of 20% from baseline at 12 weeks

For Immediate Release	October 28, 2008
VANCOUVER, CANADA—QLT Inc. (NASDAQ: QLTI; TSX: QLT) (“QLT” or the “Company”) today announced data from its CORE study, a Phase II trial being conducted by QLT’s wholly-owned subsidiary, QLT Plug Delivery, Inc. (QPD), to evaluate the safety and efficacy of its Latanoprost Punctal Plug Delivery System (L-PPDS) for the treatment of open angle glaucoma (OAG) and ocular hypertension (OH). Sixty-one patients were enrolled in the study and 23 patients discontinued before the Week-12 visit due to either loss of efficacy/inadequate IOP control (19 patients) or loss of L-PPDS in both eyes (four patients). The mean change in intraocular pressure (IOP) from baseline at 12 weeks among patients who completed the study was -5.4 mmHg, -4.8 mmHg and -4.9 mmHg for the low, medium, and high concentrations of latanoprost respectively. This represents a clinically meaningful reduction of 20% from baseline at the 12-week time point in those patients. The L-PPDS were well tolerated during the course of treatment.
“We are pleased to report the results from our proof-of-concept Phase II CORE study, which showed a reduction in IOP that is within the acceptable range for physicians treating patients with glaucoma,” said Bob Butchofsky, President and Chief Executive Officer of QLT. “This data confirms the viability of the approach we have pioneered, of employing punctal plugs as a non-invasive method of delivering already approved drugs to the eye. We plan to continue to investigate additional doses to see if efficacy may be further enhanced.”
“The Latanoprost Punctal Plug Delivery System represents one of the most exciting exploratory programs addressing the unmet medical need of poor compliance and adherence patterns to treatment regimens seen in glaucoma and ocular hypertensive patients,” said Lou Cantor, MD, Director, Glaucoma Service, Indiana University School of Medicine, Department of Ophthalmology and a QLT Clinical Advisory Board member. “Non-compliance by glaucoma and OH patients reduces treatment benefits and is associated with a poorer prognosis. The CORE data reaffirms that QLT’s punctal plugs could potentially address some of the most frequent barriers to compliance and could represent a huge shift in the way that glaucoma will be treated in the future.”

The CORE Phase II Study
This CORE study is a Phase II, randomized, double-masked, parallel-group, multicenter study conducted to investigate the safety and preliminary efficacy of three different concentrations of latanoprost, a prostaglandin analogue with a punctal plug delivery system in patients with open angle glaucoma or ocular hypertension over a 12-week period. Sixty-one patients diagnosed with OAG/OH with a mean age of 65 years (40 to 87 years) were randomly assigned to receive one of three doses (3.5, 14, and 21 µg) of the latanoprost punctal plug delivery system. The mean baseline IOP was 24.4 ± 2.1 mmHg for the patient population. There was no dose response relationship observed within the dose range studied in CORE.
Summary (mean ± SD) of the IOP change from baseline (mmHg) for the three doses over time:

	3.5 µg	14 µg	21 µg

Week 4	N=20	N=19	N=21

	-3.9 ± 2.7	-3.4 ± 3.1	-3.2 ± 3.3

Week 8	N=17	N=15	N=15

	-3.6 ± 2.4	-4.2 ± 3.7	-4.4 ± 2.4

Week 12	N=13	N=12	N=13

	-5.4 ± 2.7	-4.8 ± 3.2	-4.9 ± 2.1

Note: Mean IOP changes from baseline in the table are all statistically significant at P<0.001
The L-PPDS was well-tolerated over the testing period. The overall adverse events ranged from 1.6% to 14.8% and were not dose dependant. The most common adverse events were increased lacrimation (tear production) and ocular discomfort (14.8% and 9.8%, respectively) which were mild and transient in nature and were most likely resolved during the adaptation period to punctal plug wear. Ocular hyperemia and punctate keratitis rates were 1.6% each. At Week 12, patient-reported comfort and tearing scores were favorable: 89% of patients rated L-PPDS comfort as ‘no awareness’ and 8% ‘mild awareness,’ while tearing was rated as ‘none’ (78%), ‘occasional’ (14%), or ‘mild’ (5%). The remaining 3% of patients did not have a comfort and tearing assessment at Week 12. In the CORE study, the punctal plug retention rate utilizing a commercially available conventional punctal plug was 76% despite having patients pre-screened for plug retention for eligibility into the trial.
QLT currently plans to initiate a second Phase II trial in patients with OAG or OH over a 12-week period to investigate the efficacy of a proprietary punctal plug prototype in conjunction with a dose of latanoprost that is at least 10-fold higher than the lowest dose used in the CORE study.
Although there was no dose response observed in CORE, the doses tested were closely grouped (<1 log unit apart) and represent the low end of potential doses for the product. The study investigated sustained-release doses that were much lower than those present in latanoprost eye drops used over a similar time period.

About Latanoprost Punctal Plug Delivery System (L-PPDS)
 The L-PPDS is a novel, sustained and controlled release drug delivery system that utilizes the puncta to house a drug-eluting device. The L-PPDS is currently being investigated as a treatment for OAG and OH patients to particularly address patient non-compliance issues. The punctal plug delivery system is a non-invasive drug delivery system that is being developed with a goal of enabling delivery of a variety of drugs to the eye over time through sustained release to the tear film.
About Prostaglandins
 Prostaglandins represent the largest segment of the U.S. glaucoma market. Latanoprost is an active ingredient that has been approved by the Food and Drug Administration for reducing elevated intraocular pressure in patients with open-angle glaucoma or ocular hypertension. It is the most-prescribed glaucoma medicine in the world and in 2007 had franchise sales of $1.7 billion (IMS Health).
Conference call information
QLT Inc. will hold an investor conference call to discuss third quarter 2008 results and the CORE L-PPDS study results today, Tuesday, October 28, 2008 at 8:30 a.m. ET (5:30 a.m. PT). The call with slides will be broadcast live via the Internet at www.qltinc.com. To participate on the call, please dial 1-800-319-4610 (North America) or 604-638-5340 (International) before 8:30 a.m. ET. For those dialing in to the call, the presentation slides will be available on QLT’s web site at http://www.qltinc.com/Qltinc/main/mainpages.cfm?InternetPageID=366. A replay of the call will be available via the Internet and also via telephone at 1-800-319-6413 (North America) or 604-638-9010 (International), access code 7157, followed by the “#” sign.
About QLT
 QLT Inc. is a global biopharmaceutical company dedicated to the discovery, development and commercialization of innovative therapies. Our research and development efforts are focused on pharmaceutical products in the field of ophthalmology. In addition, we utilize three unique technology platforms, photodynamic therapy, Atrigel® and punctal plugs with drugs, to create products such as Visudyne® and Eligard® and future product opportunities. For more information, visit our website at www.qltinc.com.
QLT Inc.
Vancouver, Canada
Karen Peterson
Telephone: 604-707-7000 or 1-800-663-5486
Fax: 604-707-7001
The Trout Group Investor Relations Contact:
New York, USA
Christine Yang
Telephone: 646-378-2929
or
Marcy Strickler
Telephone: 646-378-2927
QLT Plug Delivery, Inc. is a wholly-owned subsidiary of QLT Inc.
Atrigel is a registered trademark of QLT USA, Inc.
Visudyne is a registered trademark of Novartis AG.
Eligard is a registered trademark of Sanofi-aventis.

QLT Inc. is listed on The NASDAQ Stock Market under the trading symbol “QLTI” and on The Toronto Stock Exchange under the trading symbol “QLT.”
Certain statements in this press release constitute “forward looking statements” of QLT within the meaning of the Private Securities Litigation Reform Act of 1995 and constitute “forward looking information” within the meaning of applicable Canadian securities laws. Forward looking statements include, but are not limited to: our expectations for timing to receive data from our CORE study; further investigations that we intend to conduct in our CORE study; our future expectations about our punctal plug delivery system; and statements which contain language such as: “assuming,” “prospects,” “future,” “projects,” “believes,” “expects” and “outlook.” Forward-looking statements are predictions only which involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from those expressed in such statements. Many such risks, uncertainties and other factors are taken into account as part of our assumptions underlying these forward-looking statements and include, among others, the following: the Company’s future operating results are uncertain and likely to fluctuate; uncertainties relating to the timing and results of the clinical development and commercialization of our products and technologies (including Visudyne and our punctal plug technology) and the associated costs of these programs; the timing, expense and uncertainty associated with the regulatory approval process for products; uncertainties regarding the impact of competitive products and pricing; risks and uncertainties associated with the safety and effectiveness of our technology; risks and uncertainties related to the scope, validity, and enforceability of our intellectual property rights and the impact of patents and other intellectual property of third parties; and general economic conditions and other factors described in detail in QLT’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities. Forward looking statements are based on the current expectations of QLT and QLT does not assume any obligation to update such information to reflect later events or developments except as required by law.